UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 5, 2007
ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)

000-31249 (Commission File Number)	88-0331369 (IRS Employer Identification No.)
26777 Central Park Blvd., Suite 200 Southfield, Michigan 48076
(Address of principal executive offices)     (Zip Code)
Registrant’s telephone number, including area code: (248) 352-7530
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Item 5.02(b)
     On and effective April 6, 2007, Lawrence R. Kuhnert resigned from the Board of Directors.
     Item 5.02(d)
     On April 5, 2007, the Board of Directors of Arcadia Resources, Inc. (the “Company”), upon recommendation of the independent directors, appointed Russell T. Lund, III, age 46, and Marvin R. Richardson, R.Ph., age 49, as directors, effective immediately. Neither Mr. Lund nor Mr. Richardson was selected pursuant to any arrangement or understanding with any person. Mr. Lund’s candidacy was brought to the attention of the independent directors by the Company’s Chairman and CEO and Mr. Richardson. Mr. Richardson’s candidacy was brought to the attention of the Company’s independent directors by the Company’s Chairman and CEO. The Board increased the number of director positions from five to seven directors, with Messrs. Lund and Richardson appointed to fill the vacant positions. Neither Mr. Lund nor Mr. Richardson was appointed to any committees of the Board.
     The Board has determined that Mr. Lund qualifies as an independent director within the meaning of the Sarbanes-Oxley Act of 2002, its implementing regulations, and the rules of the American Stock Exchange. Mr. Lund will be compensated for service on the Board of Directors per the Company’s compensation arrangement for independent directors, which consists of an annual retainer of $25,000, payable at the individual’s election in cash, options to purchase shares of the Company’s common stock or a combination thereof; $1,000 per each Board meeting attended and $500 per each committee meeting attended, payable in shares of the Company’s common stock; and payment of reasonable expenses incurred in connection with Board and Committee service. Mr. Lund has elected to receive his annual retainer in options to purchase shares of the Company’s common stock. Mr. Lund’s award will be pro-rated to cover the period April 5, 2007 to September 30, 2007.
     Mr. Richardson is the Company’s Chief Operating Officer, and as such will not be considered an independent director, and will receive no additional compensation for his service on the Board. For additional information regarding Mr. Richardson, please see the Company’s Current Report on Form 8-K filed February 23, 2007.
     Both Mr. Richardson and Mr. Lund have financial interests in the Company’s $20 million acquisition of PrairieStone Pharmacy, LLC (“PrairieStone”), which closed on February 16, 2007. Mr. Richardson served as the Chief Executive Officer of PrairieStone, and held a 25 percent ownership interest in PrairieStone prior to the transaction. Mr. Richardson received 2 million shares of Company common stock at the closing of the transaction, and may be entitled to receive additional shares if certain criteria are met. Mr. Lund has minority ownership interests in each of Lunds, Inc. and LFHI Rx, LLC and serves as the Chairman and CEO of Lunds, Inc. These two entities held a combined 30 percent ownership interest in PrairieStone prior to the transaction. Lunds, Inc. and LFHI Rx, LLC received 2.4 million shares of Company common stock at the closing of the transaction, and may be entitled to receive additional shares under the terms of the Purchase Agreement.
     On February 15, 2007 and in conjunction with the closing of Arcadia’s acquisition of PrairieStone, PrairieStone closed on the sale of the assets of fifteen (15) retail pharmacies located within grocery stores owned and operated by Lunds, Inc. and Byerly’s, Inc. to Lunds, Inc., which transaction included execution of a five-year Management Services Agreement and a five-year Licensed Services Agreement between Lunds, Inc. and PrairieStone. Under the terms of the Management Services Agreement, PrairieStone will provide such services that are appropriate for the day-to-day management of the pharmacies. PrairieStone will receive a $600,000 management fee for the first year of the agreement. The management fee for the second year of the agreement is equal to 50% of the net income of the pharmacies capped at $200,000. The management fee for year three through year five is also based on a percentage of net income, which percentage decreases as net income increases. Under the terms of the Licensed Services Agreement, PrairieStone will provide its licensed services model to Lunds, Inc. PrairieStone’s licensed services model provides services, systems and software to support the operations of retail pharmacies. The fees for these services depend on the specific types of services provided at each pharmacy location. The Asset Purchase Agreement with Lunds includes a “post-closing risk-share” clause whereby PrairieStone will pay Lunds 50% of the first two years’ losses, if any, up to a cumulative total loss of $914,321.
     For additional information regarding the PrairieStone acquisition, please see the Company’s Current Report on Form 8-K filed February 23, 2007.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc.
By:	/S/ John E. Elliott, II
John E. Elliott, II
Its:	Chairman and Chief Executive Officer (Principal Executive Officer)

Dated: April 11, 2007